UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 16, 2008

TOT Energy, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware _____________________	333-116817 _____________	20-01715816 ______________
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

201 S. Biscayne Blvd., Suite 2804 Miami, Florida _________________________________		33131 ___________
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	305.913.1611
Splinex Technology, Inc.
550 West Cypress Creek Rd., Suite 410
Ft. Lauderdale, FL 33309
______________________________________________
Former name or former address, if changed since last report

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 16, 2008, TOT Energy, Inc. (the “Company”) entered into a Joint Venture Agreement (the “JV Agreement”) with Evgeny Bogorad (“Bogorad”), owner of Sibburnefteservis, Ltd. Of Novosibirsk, Russia, an oil services company (“SIBBNS”). Pursuant to the JV Agreement, Bogorad has formed a joint venture company named TOT-SIBBNS, Ltd. (“TOT-SIBBNS”) and has contributed all of SIBBNS assets and personnel to TOT-SIBBNS. An independent appraisal company has appraised the contributed assets at US$6.1 million.

At the closing, the Company paid Bogorad 3,000,000 shares of the Company’s common stock as consideration for entering into the JV Agreement. The Company has an additional obligation to pay Bogorad 2,000,000 additional shares of the Company’s common stock upon TOT-SIBBNS having US$10,000,000 in revenue. If Bogorad continues to hold the shares issued pursuant to the JV Agreement on the third anniversary of the closing and the stock price is less than US$1.00 per share, then the Company, in its sole discretion, must either make an additional payment to Bogorad of the difference in the aggregate value or return the Company’s interest in TOT-SIBBNS.

Bogorad will act as the manager of TOT-SIBBNS. The Company has the ability to appoint a majority of the Board of Directors of TOT-SIBBNS. Bogorad has the ability to appoint one director to TOT Energy during the term of the JV Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Under the JV Agreement, TOT-Energy acquired a 75% interest in TOT-SIBBNS.

Item 3.02 Unregistered Shares of Equity Securities.

At the closing of the transaction to acquire its interest of TOT-SIBBNS, the Company issued Bogorad 3,000,000 shares of the Company’s common stock. In addition, if TOT-SIBBNS achieves US$10,000,000 of revenue, then the Company must issue Bogorad an additional 2,000,000 shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOT Energy, Inc.

July 22 ,2008	By:	/s/ Jonathan New

Name: Jonathan New
Title: Chief Financial Officer

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